Exhibit 10.2
SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT
     SECOND AMENDMENT, dated as of November 19, 2007 (this “Amendment”) to EMPLOYMENT AGREEMENT, dated as of July 24, 2006, as amended by FIRST AMENDMENT TO EMPLOYMENT AGREEMENT dated as of November 15, 2006 (as heretofore amended, collectively, the “Employment Agreement”) between A. C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (“Company”), and Amy Rhoades (“Executive”). Capitalized terms used herein and not defined herein shall have the respective meanings set forth for such terms in the Employment Agreement.
R E C I T A L S:
     WHEREAS, Company and Executive have mutually agreed that certain provisions of the Employment Agreement be amended, as set forth herein.
     NOW, THEREFORE, intending to be legally bound hereby, it is agreed as follows:
     Section 1. Amendment to Paragraph 3(f). Paragraph 3(f) is amended and restated to read as follows:
“(f) Under the Company’s 2007 Stock Incentive Plan, and if the Company adopts a new equity compensation plan or program, Executive shall be entitled to receive grants of stock options, restricted stock or other equity related awards pursuant to such plan or program, subject to the terms and conditions thereof, at amounts determined by the Board of Directors or its designees.”
     Section 2. Deletion of Section 6(a)(iii) of Appendix I. Section 6(a)(iii) of Appendix I is deleted in its entirety.
     Section 3. Amendment to Section 8 of Appendix I. Section 8 of Appendix I is amended and restated to read as follows:
“Options, SARs and Restricted Stock. All options to purchase and stock appreciation rights in common stock in the Company and the grants of common stock in the Company with vesting restrictions held by Executive on the date of a Change of Control shall immediately be deemed vested and the options and stock appreciation rights shall immediately become exercisable on the date of the Change in Control and Executive shall have until the end of the applicable original term of each such option and stock appreciation right to exercise such option and stock appreciation right; provided, however, that if Executive’s employment with the Company is terminated for any reason (other than Cause) after the Change in Control, Executive shall have until the earlier of (1) the end of the applicable original term of each such option and stock appreciation right and (2) 18 months after the Date of Termination to exercise each such option and stock appreciation right post- termination. In the event that Executive’s employment with the Company is terminated for Cause, all options, stock appreciation rights and unvested restricted stock held by Executive shall terminate immediately.”
     Section 4. Effectiveness. This Amendment shall be become effective as of the date hereof.
     Section 5. Status of Employment Agreement. This Amendment is limited solely for the purposes and to the extent expressly set forth herein, and, except as expressly set forth herein all of the terms, provisions and conditions of the Employment Agreement shall continue in full force and effect and are not effected by this Amendment.
     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Employment Agreement to be duly executed and delivered as of the date first written above.

Date: 11/19/07	/s/ Amy Rhoades
AMY RHOADES

A. C. MOORE ARTS & CRAFTS, INC.
Date: 11/19/07	By:	/s/ Rick A. Lepley